Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Trident Acquisitions Corp on Amendment No. 1 of Form S-4 (File No. 333-257734) of our report dated March 30, 2021, except for the effects of the restatement disclosed in Note 2 as to which the date is June 25, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Trident Acquisitions Corp. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 12, 2021